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Exhibit 5(a)

August 29, 2002

Science Applications International Corporation
10260 Campus Point Drive
San Diego, California 92121

Gentlemen:

        I am the Senior Vice President and General Counsel of Science Applications International Corporation (the "Company"). As such, I have acted as your counsel in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $550,000,000 aggregate principal amount of 6 1/4% Notes due 2012, and up to $250,000,000 aggregate principal amount of 7 1/8% Notes due 2032 (collectively, the "Exchange Notes"). The Exchange Notes will be issued pursuant to an indenture, dated as of June 28, 2002, among the Company and JPMorgan Chase Bank, as Trustee (the "Indenture"). The Exchange Notes will be issued in exchange for the Company's outstanding 6 1/4% Notes due 2012 and 7 1/8% Notes due 2032 (the "Old Notes").

        I am generally familiar with the affairs of the Company. In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) Certificate of Incorporation and Bylaws of the Company as currently in effect, (iv) resolutions adopted by the Board of Directors and the Executive Committee thereof relating to the filing of the Registration Statement and the issuance of the Exchange Notes thereunder, and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

        Based upon and subject to the foregoing, I am of the opinion that:

        The Exchange Notes will, when authorized, executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and (ii) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

        I hereby consent to the use of my name in the Registration Statement under the caption "Legal Opinion" and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DOUGLAS E. SCOTT Douglas E. Scott Senior Vice President and General Counsel

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Exhibit 5(a)